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                                                                      EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY

                                                   State or County
        Name of Subsidiary                         of Incorporation
        ------------------                         ----------------

        Southern Michigan Bank & Trust             Michigan

        SMB&T Financial Services, Inc.             Michigan

Southern Michigan Bancorp, Inc. is the immediate parent and owns 100% of the outstanding shares of Southern Michigan Bank & Trust. Southern Michigan Bank & Trust is the immediate parent and owns 100% of the outstanding shares of SMB&T Financial Services, Inc.